UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                          UNISOURCE ENERGY CORPORATION
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THIS FILING CONSISTS OF A TRANSCRIPT OF A CONFERENCE CALL HELD BY UNISOURCE
ENERGY CORPORATION ON NOVEMBER 24, 2003.

                      Conference Call of November 24, 2003
                                   Transcipt


Set forth below is a transcript of the UniSource Energy Corporation ("UniSource Energy") conference call and webcast of 9:00 a.m. EST on November 24, 2003. In this conference call James S. Pignatelli, Chairman, President and Chief Executive Officer of UniSource Energy and Kevin P. Larson, Vice President, Treasurer and Chief Financial Officer of UniSource Energy, described the proposed acquisition of UniSource Energy which had been publicly announced earlier that morning and responded to questions from members of the financial community. The bracketed language included below consists of clarifications of certain responses made in the discussion.

                          X X X X X X X X X X X X X X

UniSource Energy shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by UniSource Energy, and shareholders may obtain a free copy of the proxy statement when it becomes available and other documents filed or furnished by UniSource Energy with the SEC at the SEC's web site at www.sec.gov. The proxy statement and other documents filed or furnished by UniSource Energy may also be obtained for free by directing a request to UniSource Energy at (866) 275-4867. Those documents will be mailed to all UniSource Energy shareholders.

UniSource Energy and its directors and executive officers may be deemed to be participants in the solicitation of proxies from UniSource Energy's shareholders in favor of the merger. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of UniSource Energy shareholders to approve the merger at the following address:
UniSource Energy Tower, 1 S. Church Avenue, Tucson, AZ 85701. Shareholders of UniSource Energy may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.


                          X X X X X X X X X X X X X X

PRESENTATION
OPERATOR                                                                      1

Good morning. My name is Tamiha, and I will be your conference facilitator. At this time, I would like to welcome everyone to the UniSource Energy investor conference call. (OPERATOR INSTRUCTIONS).

I would now like to turn the call over to Ms. Jo Smith, UniSource Energy Director of Investor Relations.

JO SMITH, UNISOURCE ENERGY - DIRECTOR OF INVESTOR RELATIONS                    2
Good morning. This is Jo Smith, Director of Investor Relations. With me this morning is James Pignatelli, UniSource Energy's Chairman, President an Chief Executive Officer; also Kevin Larson, UniSource Energy's Chief Financial Officer.

Before we begin the call, I need to notify you that certain statements included in this call are intended as forward-looking statements. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly regarding the proposed acquisition of UniSource Energy Corporation. UniSource Energy cautions that actual future results may vary materially from those expected or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include the receipt of required regulatory approval, which are significant, and the satisfaction of other conditions precedent to the consummation of the transaction, including the approval of the transaction by the shareholders of UniSource Energy Corporation and the availability of financing of the transaction. There can be no assurance that such conditions will be satisfied or that such transactions will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in the UniSource Energy's SEC filings which are available free of charge on the SEC's Website, http://www.sec.gov.

With that, I will turn the call over to James Pignatelli.

JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 3
Good morning. Nice to see so many active participants today. It is my pleasure to inform you that the UniSource Board has voted to an accept an offer from Saguaro Utility Group to sell all the outstanding shares of UniSource Energy common stock for $25.25 per share. This is an all-cash transaction representing a 30 percent premium to closing price over that which we closed on Friday.

The price represents a 1.7 times EBITDA book value at 6.5 times EBITDA. The Saguaro Utility Group is composed of Kohlberg, Kravis & Roberts, J.P. Morgan Partners and Wachovia Capital Partners. This transaction will materially benefit our shareholder as well as strengthen the electric and gas utility operations. The transaction involves the infusion of approximately $260 million in cash to TEP. This will bring our equity to 40 percent [excluding capital lease obligations] and pay off an existing $95 million intercompany loan. This will increase our access to capital and our overall financial flexibility. We will utilize the $260 million to address our capital situation and to retire some of our debt.

These sponsors have additionally committed capital as required to provide safe reliable service, as well as for growth in our territory. The partners, the buying group, is also committed to the Arizona communities which we serve. Headquarters will remain in Tucson, and current management will be retained. This has no impact on our employees compensation or benefits, nor our existing union contracts. The partners have committed to maintaining safe reliable service in our service territory, as well as continuing the commitment to local and community programs. This transaction is subject to approval by our shareholders, which we will seek in the first quarter of next year, as well as Arizona Corporation Commission approval, SEC approval, FERC approval and naturally Hart-Scott-Rodino.

We are very pleased with this transaction; we are very pleased with the opportunity to work with the fine group that makes up the Saguaro Utility Group.

With that, I will open this call to questions.


QUESTIONS AND ANSWERS
OPERATOR                                                                       1
(OPERATOR INSTRUCTIONS). Robert Howard, Prospector Partners.
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                   2
Good morning. It is kind of early over there I guess, an early start for the day for you guys?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                  3
It's an exciting day.
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                   4
You are saying you expect this to be done at the end of year?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                  5
No. We will soliciting shareholder approval in the first quarter, first to second quarter of next year. I would anticipate ACC approval to be in the second, or ACC consideration, to be in the second or third quarter of next year.
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                   6
And that would be all that you -- and then the SEC or other things too, right?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                  7
We don't see difficulties with SEC, FERC or Hart-Scott-Rodino.
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                   8
Does this group have any utility experience in terms of having big investments with them?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                  9
The group has extensive experience. Both Kohlberg, Kravis & Roberts have been active in this sector, and J.P. Morgan Partners has been active in the energy sector, although not in the vertically integrated utility sector.
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                  10
What kind of role, if any do you see? Are they going to have some -- what have they been talking to you about in terms of as a role for them in the Company at all? Does that mean they are just going to say go to, Jim, and that is it?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 11
They have indicated that their business strategy is to buy strong management and strong organizations in growth areas. They are committing all operating decisions to existing management.
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                  12
Okay. I guess the one concern we have a little bit is that we may not be getting enough. I guess when I think about Springerville 4 possibly coming online, if that happens, if that is another 30 cents a share possibly, and then we get rid of Millennium or Global Solar and that being maybe another 30 cents a share, now you've got 60 cents a share. You put a 10 multiple on that; that is $6.00; $6.00 on top of $19.40 is $25.40. We are getting $25.25, and yes, we are getting the $25.25 a little sooner, but --?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 13
Rob, I think if you look back at the underlying strength of the utility, the utility right now is selling at a premium, and this is an excellent premium over what the current market is. We have had advice on this transaction, and the Board has received a fairness opinion from Morgan Stanley. We feel this is an excellent transaction for our shareholders.
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                  14
Okay. I mean 15 minutes of analysis looking at it this morning. I have definitely have more I have got to look at, but that is the first thing that just struck me.
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 15
I think if you look at the projections and where the Company is, you will come to the same conclusion that we have. We've got another five or six calls in the queue, so I'm going to have to --
ROBERT HOWARD, PROSPECTOR PARTNERS - ANALYST                                  16
That is all I have. Thanks, guys. We will be talking to you.
OPERATOR                                                                      17
Sam Coprob (ph), Quattro Global Capital.
SAM COPROB, QUATTRO GLOBAL CAPITAL - ANALYST                                  18
Can you comment on the capital structure in the financing of the transaction and if the transaction is contingent on anything?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                19
This is Kevin Larson. The investor group will fund their acquisition in the following manner -- they will contribute approximately $557 million in equity. They also have $660 million of debt financing. The debt financing includes a bank commitment of $360 million, and they also anticipate issuing a note of approximately $300 million at closing.

In combination with approximately $1.2 billion, the dollars or the proceeds would be used to fund the cash purchase price which is approximately $880 million. They also make the contributions that Mr. Pignatelli referred to of $260 million in the Tucson Electric Power Company. TEP will use or it is anticipated that TEP will use those proceeds to retire debt at the operating company level, and then there is also some costs for general corporate purposes and transaction costs.

In addition to that, the bank group has committed a $50 million revolver at the UniSource level at closing. They will also have a commitment for a $40 million revolver at UES, which is the entity that owns our recent acquisition of the Citizens assets. It is also contemplated that we would upon TEP restructuring and recapitalizing after it had the $260 million infusion that we would refinance TEP's existing bank facility on a smaller scale.
SAM COPROB, QUATTRO GLOBAL CAPITAL - ANALYST                                  20
Thanks for that detail. Can you comment on whether or not there any performance requirements that transactions can (inaudible) and if due diligence is completed?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                21
In terms of performance, due diligence has been completed by the investors and subject to closing conditions. One is that there is an absence of any material adverse change in the business.
SAM COPROB, QUATTRO GLOBAL CAPITAL - ANALYST                                  22
Okay. Thank you.
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 23
I would like to try to limit the questions to one each because we do have a long list of people in the queue. Next question?
OPERATOR                                                                      24
Scott Pearl, Senco (ph) Capital.
SCOTT PEARL, SENCO (PH) CAPITAL - ANALYST                                     25
Congratulations, guys. I was wondering if you can comment a little bit more about the requirement that the dividend restriction at Tucson Electric Power be lifted? Is that to be removed completely? I believe currently it is at 75 percent of net income.
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                26
Yes, currently the Tucson Electric Power Company has a couple of different limitations. Its binding limitation at this point in time is it can only pay 65 percent of net income, and that is based off of our bank agreement at Tucson Electric. It is expected that with the recapitalization of TEP and again with the infusion of $260 million, we will be able to eliminate that restriction from the bank group.

In addition to that, the ACC has a limitation that only 75 percent of net income can be paid up unless TEP's equity is greater than 40 percent, so it is anticipated as part of this process that TEP's equity as it is calculated by the ACC, which excludes capital leases, will be equal to or greater than 40 percent. So in that case, we would be able to pay or anticipate we can pay up to 100 percent of our net income from Tucson Electric Power Company to the parent.
SCOTT PEARL, SENCO (PH) CAPITAL - ANALYST                                     27
So I guess presumably you need ACC approval of lifting that dividend restriction as part this transaction?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO 28
The ACC has already indicated the restrictions as so laid out by Kevin. We will receive ACC approval for the transaction. That is required.
SCOTT PEARL, SENCO (PH) CAPITAL - ANALYST                                     29
They must make comments about the dividend restrictions as part of that your agreement? It's obviously an important issue, so I am just trying to clarify. What does KKR require of you with regard to this dividend restriction? Do they require a positive affirmation from the ACC on it, or are they going at risk for it?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 30
The group just requires that we get ACC approval under terms which do not have a material impact on the economics. [Section 7.02(d) of the Acquisition Agreement (filed with the SEC as on exhibit to UniSource Energy's Current Report on Form 8-K on November 24, 2003) sets forth the scope of regulatory approvals required as a condition to the closing of the acquisition. With respect to dividend restrictions, the provisions of the Acquisition Agreement generally require that, after giving effect to the proposed recapitalization of TEP, there can be no law, order, approval or contract that would restrict, or could reasonably be expected to restrict, the ability of TEP to pay dividends of all of its net income.]
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                31
Scott, currently in holding company orders and prior decisions from the ACC, there is specific language that says if you have less than 40 percent equity at TEP, you can only pay up to 75 percent of net income. To the extent you increase it to 40 percent or greater, then you have the flexibility under current orders from the ACC that we can pay 100 percent dividend.
SCOTT PEARL, SENCO (PH) CAPITAL - ANALYST                                     32
And 40 percent excluding capital leases?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                33
Yes. 40 percent excluding capital leases. That is correct.
OPERATOR                                                                      34
Matthew Mark, Jet Capital.
MATTHEW MARK, JET CAPITAL - ANALYST                                           35
Could you describe the process the Board and management underwent to establish that this was the best offer for shareholders at this point?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 36
Certainly. We have been looking at this transaction for quite a few months now. The Board established a committee which retained its own counsel, as well as its own financial advisor. The Company also had counsel and financial advisors from the time in the past that this is being looked at. The Board was intimately involved with the transaction, the structure of the transaction, negotiations with their advisors participating, and the Board based on the advice of their advisors determined that it was an appropriate transaction.
MATTHEW MARK, JET CAPITAL - ANALYST                                           37
Did the Board do any market testing of the price with other third parties?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 38
The Board has already done preliminary marketing of the company with other strategic investors.
MATTHEW MARK, JET CAPITAL - ANALYST                                           39
Thanks very much.
OPERATOR                                                                      40
Richard Howard, White Mountain Advisors.
RICHARD HOWARD, WHITE MOUNTAIN ADVISORS - ANALYST                             41
I assume I cannot talk you out of this?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 42
You could always vote your shares, Richard.
RICHARD HOWARD, WHITE MOUNTAIN ADVISORS - ANALYST                             43
If there is a third quarter closing, does that mean we are going to be beginning dividends in the interim?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 44
Yes. That is subject to the Board approving the dividends. There's no provision in the transaction documents for [prohibiting the payment of regular quarterly cash] dividends.
RICHARD HOWARD, WHITE MOUNTAIN ADVISORS - ANALYST                             45
Okay. Thanks.
OPERATOR                                                                      46

Michael Ludsvick (ph), IO Energy.
MICHAEL LUDSVICK, IO ENERGY - ANALYST                                         47
Did the investors come to you or did the UniSource Board go out and seek an outside investment?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 48
These investors came to us. J.P. Morgan Partners had been interested in us for many years even when they were back as the Beacon Group. The Board's financial advisor, however, went out and looked at alternative investors.
MICHAEL LUDSVICK, IO ENERGY - ANALYST                                         49
Thank you.
OPERATOR                                                                      50
Jeffrey Coviello, Duquesne Capital Management.
JEFFREY COVIELLO, DUQUESNE CAPITAL - ANALYST                                  51
I just wanted to see if there were any terms of the deal that made it contingent on -- I know there is an upcoming rate review by the commission in June, is there anything in the deal that addresses that?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 52
The ACC approval we believe will be considered separate from the 2004 rate review. The 2004 rate review is to be filed June of '04, but not acted upon until probably the following year, 12 months later in '05. We are hoping to get ACC approval by the time that we finance -- excuse me, that we submit the '04 rate case.
OPERATOR                                                                      53
Michael Emerald, Longfellow Investment.
MICHAEL EMERALD, LONGFELLOW INVESTMENT - ANALYST                              54
In the merger agreement, is the material adverse change clause quantified? Meaning are there any financial thresholds that UniSource has to meet in order for the merger, or is it all boilerplate?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 55
No, yes. It is all boilerplate.
OPERATOR                                                                      56
Luka Epalito (ph), Chesapeake Partners.
LUKA EPALITO, CHESAPEAKE PARTNERS - ANALYST                                   57
Thank you and congratulations. I am trying to understand the financial structure of the transaction a little bit better. You said they are putting in $557 million plus $260 that they are infusing, and you indicated that the EBITDA multiple is about 6.5 capital. So if I hear you right, given the assumption of debt, it is very roughly a 3 billion enterprise value?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 58
That is correct.
MICHAEL EMERALD, LONGFELLOW INVESTMENT - ANALYST                              59
Ballpark? Then, you are assuming between the Springerville and other improvements an EBITDA of about 450 on a run-rate as opposed to 300 on an LTM basis? Is that an approximately correct statement?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                60
I think the EBITDA number would be roughly in the $400 million range or slightly above that on a going forward basis.
MICHAEL EMERALD, LONGFELLOW INVESTMENT - ANALYST                              61
Okay. And how much of that change versus LTM is due to the Citizens, and how much is due to the Springerville?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                62
Well, Springerville Unit 3, that transaction was recently closed. The financial closing was completed in October. However, that project will not be completed, and the generation unit is not online until late 2006. So it won't start to impact UniSource until 2007. I think we have indicated previously that the EBITDA performance of the Citizens acquisition, which we call UES, UniSource Energy Services, is in the range of $40 to $50 million worth of EBITDA.
MICHAEL EMERALD, LONGFELLOW INVESTMENT - ANALYST                              63
Okay. And so then the rest of the improvement that gets you from 300 to 400 plus is internal, organic?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                64
Yes. It is primarily Tucson Electric Power Company.
MICHAEL EMERALD, LONGFELLOW INVESTMENT - ANALYST                              65
Excellent. Thank you. What are the approximate pro forma coverage ratios, and what is a reasonable expected blended cost of interest?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER                66
At this point, the closing of the transaction, as Jim indicated, is probably six to nine months away, and market pricing terms will change between now and then. So I am not going to give you that level of detail because I just don't know what the final pricing would be or terms would be.
MICHAEL EMERALD, LONGFELLOW INVESTMENT - ANALYST                              67
Okay. Thank you and congratulations. OPERATOR                                 68
Ed Ganesis (ph), Tidaman (ph) Capital.
BRETT POTALSKY, TIDAMAN (PH) CAPITAL - ANALYST                                69
Actually. It is Brett Potalsky (ph). A quick question, a follow-up. I am a little confused on the process. They approached you and then the Company, the special committee, spoke to other buyers. Was the process complete? Meaning it was like an auction where the best bids came in and this was the highest and best bid, or were there other companies conducting due diligence and the process is not complete and there's a potential that hey can come back? Have we seen all the potential interested parties submit their final bid, and was this the best offer?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CE0                 70
There was not an auction process. But we will give a full discussion of the exact process in our proxy.
BRETT POTALSKY, TIDAMAN (PH) CAPITAL - ANALYST                                71
There were other bidders that had done due diligence. Was this the best and final bid, like the highest priced?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 72
As I indicated (technical difficulty)-- there were other parties that had over time looked at the financials of the organization under confidentiality. The full details of the process will be put out in our proxy.
BRETT POTALSKY, TIDAMAN (PH) CAPITAL - ANALYST                                73
Okay.
OPERATOR                                                                      74
David Frank, Zimmer Lucas Partners.
DAVID FRANK, ZIMMER LUCAS PARTNERS - ANALYST                                  75
Congratulations, Jim. Sounds like a great deal. I just want to ask you, are you asking or is anyone asking as part of this acquisition any special regulatory treatments for anything? I heard you comment about the '04/'05 rate case, but are there any other requirements?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 76
No. Other than approval, there are no requirements. There are no special treatment to be obtained, no changes in policy as they currently exist.
DAVID FRANK, ZIMMER LUCAS PARTNERS - ANALYST                                  77
No request to change the rates or treatments of any aspects of the utility or anything like that?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 78
No. That is correct.
DAVID FRANK, ZIMMER LUCAS PARTNERS - ANALYST                                  79
Congratulations again.
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 80
We will see you soon.
OPERATOR                                                                      81
Denato Effie (ph), Royalists Independent Equity Research.
DENATO EFFIE, ROYALISTS INDEPENDENT EQUITY RESEARCH - ANALYST                 82
Good morning and congratulations as well. I'm curious if there is a long-range plan with this KKR Group and what their intentions are? Is this an interim step to something else, or is this just a one-off transaction? What you know of --
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 83
I think that that is more appropriately addressed to the partners of Kohlberg, Kravis & Roberts and J.P. Morgan Partners. I guess we will say that they are both actively interested in the sector. KKR has made other investments in the transmission side of the business in the Northeast, as well as the partial acquisition of there investment in Dayton Power and Light. I hope they want to be active. That will just await time.
DENATO EFFIE, ROYALISTS INDEPENDENT EQUITY RESEARCH - ANALYST                 84
Thank you and congratulations again.
OPERATOR                                                                      85
Jeffrey Coviello, Duquesne Capital.
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                    86
Hey, it is Zack Schreiber and congratulations. (multiple speakers)
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 87
How are you?
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                    88

Good, sir. How are you? I just wanted to beat a dead horse here and make sure we totally understand. From the regulatory perspective, all you need is approval on a change of control, that is it, out of the Arizona Corporation Commission?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 89
Yes. It's not really a change in control. We have to file for a -- I am trying to think of what they call it -- a reorganization under their affiliated transaction rules. So the holding company, although it is not subject to regulation by the ACC under the affiliate rules, when you have a reorganization of any affiliate, you have to seek approval. That is the approval that we will be soliciting.
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                    90
Got it. Under a hypothetical scenario, which is what obviously I have to worry about, if by chance the commission decided to open up the whole rate deal in the 2004 general rate case, and if in a very low probability I recognize that they decide to address the hypothetical capital structure, is that risk on the buyers, or is that risk on shareholders?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 91
Actually we take care of the hypothetical cap structure --
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                    92
With the infusion?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 93
Right. That is one of the benefits to the transaction from a regulatory standpoint is the fact that we returned Tucson Electric Power to a 40 percent equity component, which the regulator has been hoping we could get to for -- well, when I came here, it was negative. So we are going to get to 40 percent [excluding capital lease obligations]. That removes that issue from the regulator in the future.
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                    94
So basically what you are saying, though, that risk is being born by KKR and J.P. Morgan, and if that risk ended up evolving into a real risk, that does not constitute a material adverse change?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 95
The material adverse change language in my opinion -- and it is something I think you have to verify by looking at what we will file in our 8-K -- but that material adverse vis-a-vis rates, is triggered by a rate decrease, which has a significant impact on the economics. The fact that we are infusing capital and bringing TEP to 40 percent should mitigate that concern of a possible rate decrease.
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                    96
But I thought you said from an accounting perspective that the outcome of the rate case would not be known for months until after the deal was closed, so that risk would be on KKR, or will they have the ability to actually see how that rate case develops, see if it's going to be a rate decrease, and roll that into their estimate of whether to close or not, sort of the MAC language?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 97
No, they did not have that ability. If the commission approves the transaction and then later adjusts the rates in the 2004 rate case, that is the risk of the buying group.
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                    98
So the rate decrease and the MAC language is only as part of the approval of the merger and not as part of the separate rate case?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                 99
That is correct. [The regulatory condition set forth in Section 7.02(d) of the Acquisition Agreement requires that the regulatory approvals not impose terms or conditions that have caused or could reasonably be expected to cause the rates of any utility subsidiary of UniSource Energy to be less favorable than current rates.]
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                   100
Have you spoken to the commissioners at all? Have there be any discussions in terms of -- I got on the call a little bit late -- in terms of briefing them?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                101
I have talked to four of the five commissioners, and the other commissioner was having a medical procedure, and I talked to his aide. In general, I am optimistic that the benefits of this transaction, the commitment to keep the headquarters in Tucson and retain current management, as well as the commitments to the community and to the continuation of our attitude towards safe and reliable service, when you take all that together, I am optimistic that the commission will approve this transaction.
ZACK SCHREIBER, DUQUESNE CAPITAL - ANALYST                                   102
Thanks so much. Congratulations.
OPERATOR                                                                     103
Ivan Presivic (ph), Elliott Associates.
IVAN PRESIVIC, ELLIOTT ASSOCIATES - ANALYST                                  104
Would you please tell us -- you mentioned earlier in the call that I believe the transaction was roughly at 6.5 times pro forma EBITDA multiples; is that correct?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                105

That is the number approximately. Yes.
IVAN PRESIVIC, ELLIOTT ASSOCIATES - ANALYST                                  106
Also, I think the comment was made that the run-rate or pro forma EBITDA is in the low 400 range. So let's say it is at 410, that is about 7.3 times multiple. I am just trying to get to how you get to 6.5 times if the enterprise value is around $3 billion?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER               107
The enterprise value that we mentioned of $3 billion includes our gross debt. There are different ways of calculating the EBITDA. One way would be or the multiple -- one way would be to back out from the gross debt, cash on our balance sheet, as well as the Company has purchased in the past debt as part of our leases, and we hold it as an asset. That could be netted out against the $3 billion number as well. I think if you make those adjustments, then you will get closer to the multiple Mr. Pignatelli was describing.
IVAN PRESIVIC, ELLIOTT ASSOCIATES - ANALYST                                  108
One other question. With respect to the buyer's requirement to finance its portion of the deal, you mentioned that the $360 million of bank loans is already committed. Is there a market out for those loans, even without commitment of some sort, as well as is there a financing out on a part of the buyer with respect to $300 million of bonds that are likely to issue at the time of the closing?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER               109
The condition of closing is the availability of the financing from the bank group. But we anticipate or we believe it's a very viable financing structure in that we can get the closing as a way it has been designed, and we do have commitments from the bank group.
IVAN PRESIVIC, ELLIOTT ASSOCIATES - ANALYST                                  110
I am sorry; I did not understand that. Other than the MAC clause that you have with respect to your business, is there another out for the buyer other than the MAC itself if they cannot raise the financing (inaudible) what they would deem to be reasonable terms at the time of the closing?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                111
No.
IVAN PRESIVIC, ELLIOTT ASSOCIATES - ANALYST                                  112
Thank you.
OPERATOR                                                                     113
Ed Ganesis.
ED GANESIS, TIDAMAN (PH) CAPITAL - ANALYST                                   114
My question has been answered.
OPERATOR                                                                     115
Neil Stein, John Levin & Company.
NEIL STEIN, JOHN LEVIN & COMPANY - ANALYST                                   116
Just a couple of questions. First, are there any state regulations governing holding company leverage in Arizona?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                117
Could you repeat that question?
NEIL STEIN, JOHN LEVIN & COMPANY - ANALYST                                   118
Are there any state regulations governing holding companies leverage in Arizona?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                119
No.
NEIL STEIN, JOHN LEVIN & COMPANY - ANALYST                                   120
The second question, with respect to the ACC approval process, are there any statutory requirements that would require them to look at -- is the transaction in the public interest, or would it simply not have to have an adverse impact on customers? What would the basis for approval be?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                121
The state of the law in Arizona is that it does not have an adverse impact.
NEIL STEIN, JOHN LEVIN & COMPANY - ANALYST                                   122
Okay. On what basis would they make that determination? Are there any criteria that they spell out?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                123
There has not been a lot of case law on that. I don't feel confident to answer that question.
NEIL STEIN, JOHN LEVIN & COMPANY - ANALYST                                   124
Thank you very much and congratulations.
OPERATOR                                                                     125
Maurice May, Power Insight.
MAURICE MAY, POWER INSIGHT - ANALYST                                         126
Good morning and congratulations. My question really is just very simple -- why now are you doing this? We saw earlier in the year you have been cleaning up

Millennium. If we read the tea leaves a little better, could we have read something into that, or perhaps there is a need for capital and a fear of the trueup and lower rates? Maybe last week with the Portland General deal, that may have influenced you all to move a little quicker? Give us some color on why now.
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                127
Looking forward at the prospects, we had concluded the two elements of our strategic direction, i.e. the acquisition of the old Citizens property and the closing of the Springerville 3, we took a long look at what we could see going out as far as a reasonable expectation of earnings per share. We were watching what is happening to the equivalent companies of our size on the stock market, and we felt that this was a premium at this point in time that was very good for our shareholders.
MAURICE MAY, POWER INSIGHT - ANALYST                                         128
Thank you, Jim. Can you give us any insight as to what might happen to Millennium between now and the closing?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                129
Millennium will continue to be operated as it currently is.
MAURICE MAY, POWER INSIGHT - ANALYST                                         130
Do you sense that KKR has any interest in Global Solar?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                131
Global Solar is really an intimate part of our renewable portfolio standard in the State of Arizona and an integral part of TEP's environmental concerns. So I believe that KKR and J.P. Morgan Partners and Wachovia Capital Partners see that it is a part of an overall strategy, which is necessary for the base utility.
MAURICE MAY, POWER INSIGHT - ANALYST                                         132
Well, thank you folks and again congratulations.
OPERATOR                                                                     133
Howard Weissenfeld (ph), DKR.
HAROLD WEISSENFELD, DKR - ANALYST                                            134
I just wanted to clarify something. A gentleman earlier had asked whether there was some kind of out for KKR based on the market for financing. It is clear that if they have a financing condition, there is some kind of an ability for them to walk away, and I was wondering what the nature of any outs they have within their financing tax with banks or others?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER               135
The investor group has to use [reasonable] efforts to close the financing, but if they don't get it, they don't have to close. So it is contingent on the availability of the debt financing.
HAROLD WEISSENFELD, DKR - ANALYST                                            136
But if we are voting on this transaction in the first quarter or second quarter, we quite clearly don't have any kind of market out if for some reason we feel our company is worth a lot more? Is there any reason why you negotiated that kind of imbalance?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER               137
The Company has as part of the agreement -- the agreement will be filed as part of an 8-K. We do have a fiduciary out. The Board could effectively change their mind if they decided to.
HAROLD WEISSENFELD, DKR - ANALYST                                            138
After the shareholder vote?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                139
Yes. [Section 6.03 of the Acquisition Agreement sets forth circumstances which, prior to the shareholder vote, would permit the UniSource Energy board of directors, in order to permit compliance with fiduciary duties, to withdraw or modify the board's recommendation to shareholders to approve the transaction. For such a change of board recommendation relating to an alternative proposal to acquire UniSource Energy, the Acquisition Agreement may be terminated. In the absence of any alternative proposal, the board of directors may, in order to comply with its fiduciary duties, withdraw or modify its recommendation. However, notwithstanding such a change in board recommendation, UniSource Energy would continue to be required to hold a shareholders meeting and shareholders would vote on whether to approve the acquisition.] This is the last question we will take and the last one queued up.
OPERATOR                                                                     140
Aaron D. Nag (ph), Reuters.
AARON D. NAG, REUTERS - ANALYST                                              141
I just wondered if you could tell us what sort of growth rate are you expecting over the next three to four years? Also, give us some idea on your cost of capital going forward?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                142
Can you repeat that question?
AARON D. NAG, REUTERS - ANALYST                                              143
If you could give us some idea of your cost of capital you have taken into account while valuing this transaction going forward?
KEVIN LARSON, UNISOURCE ENERGY - CFO, VICE PRESIDENT,TREASURER               144
The details in terms of the cost of debt financing at this point will not be discussed, in part because we are really eight to nine months away from the potential closing in the market. Terms will probably change, but the market will dictate the way that is going now.
AARON D. NAG, REUTERS - ANALYST                                              145

Is there any kind of penalty fee if the deal does not go through from either side, any breakup fee?
JAMES PIGNATELLI, UNISOURCE ENERGY - CHAIRMAN, PRESIDENT, CEO                146
Yes. There is a breakup fee in certain circumstances up to $25 million to be paid by the company.

Thank you all for participating on our call concerning our transaction. We are very optimistic on this transaction. We feel it is a very good transaction vis-a-vis our shareholder as we look at our prospects going forward. We hope that when you have a chance to review the proxy material, as well as the 8-K material which will fully delineate the transaction, that you will come to the same conclusion as we have.

Thank you. I look forward to talking to you again in the future.

OPERATOR                                                                     147

This concludes today's UniSource Energy investor conference call. You may now disconnect.